FOR IMMEDIATE RELEASE

KARL LAGERFELDBV AND INTER PARFUMS SIGN A NEW EXCLUSIVE
FRAGRANCE LICENSE AGREEMENT

New York, NY, October 25, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that Karl Lagerfeld BV, the internationally renowned haute couture fashion house, and InterparfumsSA, its majority-owned subsidiary and the creator of prestige perfumes and cosmetics, have signed a worldwide and exclusive license agreement to create, produce and distribute perfumes under the Karl Lagerfeld brand.  This 20-year agreement starting today replaces a previous license between the Karl Lagerfeld and Coty companies which was terminated by mutual consent.

The launch of a new fragrance line is scheduled for 2014.

Karl Lagerfeld commented: "Nothing's more exciting than a new venture and I am sure that InterparfumsSA will go in the best direction and that they have the possibility and the will to do so."

Pier Paolo Righi, President and CEO of Karl Lagerfeld BV said: "We are extremely excited to enter into a long term partnership with InterparfumsSA who fully shares our vision for the strategic development of the Karl Lagerfeld brand and who brings great experience in successfully building luxury fragrance businesses with a long term view."

Jean Madar, Chairman & CEO of Inter Parfums, Inc. added: "Karl Lagerfeld is one of the most talented designers worldwide.  We are proud of his confidence in us as a partner to pursue strategic and long term fragrance development for the brand and we will actively devote our know-how and resources in order to contribute to a large international success."

KARL LAGERFELD Company profile

Under the creative direction of Karl Lagerfeld, one of the world's most influential and iconic designers, the Lagerfeld Portfolio represents a modern approach to distribution, an innovative digital strategy and a global 360 degree vision that reflects the designer's own style and soul. The portfolio comprises three labels:

  Karl, the new line aimed at a cosmopolitan and digitally-savvy clientele, launched exclusively online.
  Karl Lagerfeld Paris, the premium ready-to-wear collection for women and men.
  Lagerfeld, the menswear line for everyday, urban living.

Each line has its own accessories offering including eyewear, bags, shoes, and fragrance.

Located in the Saint-Germain-des-Prés district of Paris, the KARL LAGERFELD Company has been part of the portfolio of the British investment fund, APAX PARTNERS, since 2006

INTER PARFUMS Company profile

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com